UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 30, 2013

CORELOGIC, INC.
(Exact Name of the Registrant as Specified in Charter)

Delaware	001-13585	95-1068610
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 Pacifica, Irvine, California	92618-7471
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (949) 214-1000
Not Applicable.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 30, 2013, CoreLogic, Inc., a Delaware corporation (“Corelogic” or the “Company”), through its indirect wholly owned subsidiaries, CoreLogic Acquisition Co I, LLC, a Delaware limited liability company (“Acquisition Co I”), CoreLogic Acquisition Co II, LLC, a Delaware limited liability company (“Acquisition Co II”), and CoreLogic Acquisition Co III, LLC, a Delaware limited liability company (“Acquisition Co III,” and together with Acquisition Co II, and Acquisition Co I, the “Buyers”), entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Property Data Holdings, Ltd., a Cayman Islands company (“Stock Seller”), DataQuick Lending Solutions, Inc., a Delaware corporation (“DQLS”), Decision Insight Information Group S.à r.l., a Luxembourg private limited company (“Luxco” and, together with DQLS and Stock Seller, the “Sellers”), and, solely with respect to, and as specified in, Sections 2.5, 2.7, 2.10(f), 5.7, 5.18, 5.21, 8.2(b), 8.7(b), and 9.15 of the Purchase Agreement, CoreLogic Solutions, LLC, a California limited liability company, and solely with respect to, and as specified in, Sections 5.4 and 5.7 of the Purchase Agreement, Property Data Holdings, L.P., a Cayman Islands exempted limited partnership.

Pursuant to the terms of the Purchase Agreement, the Company agreed to acquire (1) all of the issued and outstanding equity interests of Decision Insight Information Group (U.S.) I, Inc., a Delaware corporation (“DIIG I”), and Decision Insight Information Group (U.S.) III, LLC, a Delaware limited liability company (“DIIG III” and, together with the equity interests of DIIG I, the “DIIG Equity Interests”) from Stock Seller, (2) the credit, flood and automated valuation model (“AVM”) assets of DQLS (the “DQ Valuation Assets”); and (3) certain intellectual property assets of Luxco (the “Luxco IP Assets”), as well as to assume certain transferred liabilities set forth in the Purchase Agreement, for total consideration of $661 million, subject to certain closing adjustments.

The Purchase Agreement includes customary representations, warranties, covenants, and indemnification provisions (subject to limitations set forth in the Purchase Agreement), and the closing of the transaction is conditioned upon customary closing conditions, including the expiration or termination of the waiting period of the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the Purchase Agreement, which is filed as Exhibit 2.1 hereto and incorporated herein by reference.

The Purchase Agreement, which has been included to provide investors with information regarding its terms and is not intended to provide any other factual information about the Company, Buyers, the Sellers or Property Data Holdings, L.P., contains representations and warranties of each of the Buyers and the Sellers. The assertions embodied in those representations and warranties were made for purposes of the Purchase Agreement and are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the Purchase Agreement, including information contained in confidential disclosure schedules that the parties exchanged in connection with signing the Purchase Agreement. Accordingly, the representations and warranties may not reflect the actual state of facts or circumstances since they were only made as of a specific date, are modified in important part by the underlying disclosure schedules, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters of fact. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Company's public disclosures.

Item 8.01 Other Events.
On July 1, 2013, the Company announced: (i) the transaction described in Item 1.01 above; and (ii) an increase in the Company's 2013 Share Repurchase Program from 5 million shares to at least 8 million shares.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

2.1
Purchase and Sale Agreement by and among CoreLogic Acquisition Co. I, LLC, CoreLogic Acquisition Co. II, LLC, CoreLogic Acquisition Co. III, LLC, Property Data Holdings, Ltd., DataQuick Lending Solutions, Inc., Decision Insight Information Group S.à r.l., and solely with respect to, and as specified in, Sections 2.5, 2.7, 2.10(f), 5.7, 5.18, 5.21, 8.2(b), 8.7(b), and 9.15 of the Purchase and Sale Agreement, CoreLogic Solutions, LLC, and solely with respect to, and as specified in, Sections 5.4 and 5.7 of the Purchase and Sale Agreement, Property Data Holdings, L.P.*

*
Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby agrees to furnish supplementally copies of any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CORELOGIC, INC.

Date:	July 5, 2013	By:	/s/ Anand Nallathambi
		Name:	Anand Nallathambi
		Title:	President and Chief Executive Officer